Exhibit 99.1

Immunome Announces Positive Topline Results from Phase 3 RINGSIDE Trial of Varegacestat in Patients with Desmoid Tumors

Registrational trial met primary endpoint, with varegacestat significantly improving progression-free survival vs. placebo (hazard ratio = 0.16, p<0.0001)

Trial also met all key secondary endpoints, with varegacestat delivering an objective response rate of 56%

Varegacestat was generally well tolerated with a manageable safety profile

New Drug Application submission to U.S. FDA planned for Q2 2026

Company to host conference call today at 8:30 a.m. ET

BOTHELL, Wash., December 15, 2025 – Immunome, Inc. (Nasdaq: IMNM), a biotechnology company committed to developing first-in-class and best-in-class targeted cancer therapies, today announced positive topline results from the global pivotal Phase 3 RINGSIDE trial of varegacestat, an investigational, oral, once-daily gamma secretase inhibitor (GSI), in patients with progressing desmoid tumors.

The trial met its primary endpoint of improving progression-free survival, demonstrating a statistically significant and clinically meaningful improvement vs. placebo, with an 84% reduction in the risk of disease progression or death (hazard ratio (HR) = 0.16, 95% CI: 0.071, 0.375; p<0.0001). The confirmed objective response rate (ORR) based on RECIST v1.1 was 56% with varegacestat vs. 9% with placebo (p<0.0001), as assessed by blinded independent central review. In an exploratory analysis, varegacestat demonstrated a median best change in tumor volume of -83% vs. +11% with placebo, as assessed by blinded independent central review. In addition, the trial met all key secondary endpoints, with varegacestat achieving statistically significant improvements vs. placebo in landmark tumor volume reduction and worst pain intensity.

Varegacestat was generally well tolerated, with a manageable safety profile consistent with the GSI class. The most common adverse events for participants in the treatment arm were diarrhea (82%), fatigue (44%), rash (43%), nausea (35%) and cough (34%). Most events were grade 1 or 2.

Based on these data, Immunome plans to submit a New Drug Application to the U.S. Food and Drug Administration in Q2 2026.

“RINGSIDE is the largest and most comprehensive clinical trial conducted to date in patients with desmoid tumors, and the topline results represent the highest objective response rate observed in a randomized clinical trial in this patient population,” said Immunome’s CEO Clay Siegall, Ph.D. “These findings demonstrate the potential of varegacestat to offer best-in-class results in a convenient, once-daily, oral medicine that may help patients reclaim their lives.”

“Desmoid tumors can have a devastating physical and emotional impact on patients given their unpredictable nature and the limitations of current treatment options,” said Mrinal M. Gounder, M.D., sarcoma medical oncologist and drug development specialist at Memorial Sloan Kettering Cancer Center, and RINGSIDE primary investigator. “The progression-free survival benefit, high response rate and reduction in tumor volume with varegacestat in the RINGSIDE trial are striking. These findings elevate the role of GSIs and confirm varegacestat could become standard of care in the treatment of desmoid tumors.”

Dr. Siegall added, “The RINGSIDE results represent a major milestone for Immunome as we advance our emerging pipeline of targeted oncology therapies that have exceptional potential to meaningfully improve the lives of patients.”

Immunome plans to share additional data from the RINGSIDE trial at an upcoming major medical conference.

Webcast, Presentation Slides and Conference Call Information

Immunome will host a webcast and conference call on Monday, December 15, 2025, at 8:30 a.m. ET / 5:30 a.m. PT to discuss the Phase 3 RINGSIDE trial topline results. A live webcast, which will include presentation slides, can be accessed using this link or by visiting the Events and Presentations section of the Immunome website at https://investors.immunome.com/events. The conference call can be accessed by clicking on the call link and completing the online registration form, which will enable the selection of a dial-in number or callback from the system. A live question-and-answer session will follow the prepared remarks. Participants wishing to ask a question must do so via the conference call; the webcast will be listen-only. After the live webcast, the event will remain archived on the Immunome website for 90 days.

About the RINGSIDE Trial

The global, randomized, double-blind, placebo-controlled Phase 3 RINGSIDE trial (NCT04871282) evaluated the efficacy and safety of varegacestat in patients with progressing desmoid tumors. A total of 156 patients were randomized to receive varegacestat 1.2 mg daily or placebo until disease progression or death. The primary endpoint of the trial was progression-free survival as assessed by blinded independent central review. Statistically controlled secondary endpoints were ORR using RECIST v1.1 and change in tumor volume at week 24, both determined by blinded independent central review, as well as change in pain intensity as determined using a patient reported outcome instrument. Additional secondary endpoints included duration of response, best reduction in tumor volume, patient-reported outcomes, and safety and tolerability. RINGSIDE includes an open-label extension phase, which is ongoing.

About Desmoid Tumors

Desmoid tumors (also known as aggressive fibromatosis or desmoid-type fibromatosis) are aggressive non-metastatic soft tissue tumors that are prone to recurrence. Approximately 1,000-1,650 people are diagnosed with desmoid tumors each year in the United States, and there are approximately 10,000-11,000 actively managed patients. Those affected face debilitating pain, deformity and, in some cases, life-threatening organ damage. The chronic pain and physical limitations associated with desmoid tumors lead to a high clinical burden and impaired quality of life. Although desmoid tumors are not considered cancerous, they often require systemic treatment to prevent permanent disability and alleviate disease burden.

About Varegacestat

Varegacestat (formerly AL102) is an investigational, oral, once-daily gamma secretase inhibitor. In December 2025, Immunome reported positive topline results for the Phase 3 RINGSIDE trial of varegacestat in adults with progressing desmoid tumors. Immunome plans to submit a New Drug Application for varegacestat to the U.S. Food and Drug Administration in Q2 2026.

About Immunome, Inc.

Immunome is a clinical-stage targeted oncology company committed to developing first-in-class and best-in-class targeted cancer therapies. We are advancing an innovative portfolio of therapeutics, drawing on leadership that previously played key roles in the design, development, and commercialization of cutting-edge therapies, including antibody-drug conjugate therapies. Our pipeline includes varegacestat, a late-clinical stage GSI; IM-1021, a clinical-stage ROR1 ADC; and IM-3050, a FAP-targeted radiotherapy that recently received IND clearance. We are also advancing a broad portfolio of early stage ADCs pursuing undisclosed solid tumor targets. For more information, visit www.immunome.com.

Financial Disclosure

Dr. Gounder has financial interests related to Immunome.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not purely historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “focused,” “advance,” “anticipate,” “if warranted,” “potential,” “plan,” “expect,” and similar expressions to identify these forward-looking statements. These forward-looking statements include statements regarding: the best in class potential of varegacestat and its potential to help patients reclaim their lives; Immunome’s expected timing for submitting an NDA for varegacestat with the U.S. Food and Drug Administration; the potential for varegacestat to become the new standard of care; Immunome’s plans to provide additional data from the RINGSIDE trial; the potential of Immunome’s targeted oncology therapies to be first-in-class or best-in-class status and deliver therapeutic breakthroughs to patients; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. These forward-looking statements are based on Immunome’s current expectations and involve assumptions that may never materialize or may prove to be incorrect; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including the RINGSIDE topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data and such topline data may not accurately reflect the complete results of the trial; the risk that our NDA submission for varegacestat is delayed based on regulatory feedback or otherwise, and that regulatory approvals for Immunome’s programs and product candidates are not obtained, are delayed or are subject to unanticipated conditions, including the risk that the results of our trials for varegacestat may not be deemed sufficient by the FDA to serve as the basis for an NDA submission or regulatory approval of varegacestat; the risks associated with the potential safety and other complications from varegacestat; the labelling for varegacestat, if approved; the scope, progress and expansion of developing and commercializing varegacestat, if approved; the size and growth of the market for varegacestat and the rate and degree of its market acceptance; the risk that Immunome will not be able to realize the benefits of its strategic transactions;

uncertainties related to Immunome’s capital requirements and Immunome’s expected cash runway; Immunome’s ability to grow and advance its pipeline and successfully execute on its business plan; and other risks and uncertainties included under the caption “Risk Factors” in Immunome’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 6, 2025. These documents can also be accessed on Immunome’s website at www.immunome.com by clicking on the link “Financials” under the “Investors” tab. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, Immunome assumes no obligation and does not intend to update any forward-looking statements included in this press release.

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Investor Contact:

Max Rosett

Chief Financial Officer, Immunome

investors@immunome.com

Media Contact:

Nicole Foderaro

Real Chemistry

media@immunome.com